Exhibit 99.2
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Investor Contact:                                 Media Contact:
Jim Hurley/Chief Financial Officer                Anna Cordasco/Stephanie
ROHN Industries, Inc.                             Pillersdorf/Tracy Greenberger
309-633-6834                                      Citigate Sard Verbinnen
                                                  212-687-8080

         ROHN EXPECTS TO EXCEED CONSENSUS ANALYST ESTIMATES FOR EPS
             IN THIRD QUARTER 2000 AND FULL YEAR 2000 AND 2001

              BOARD AUTHORIZES EXPANSION OF ENCLOSURE DIVISION

           COMPANY AWARDED EQUIPMENT ENCLOSURE CONTRACT BY PFNET

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     PEORIA, IL, SEPTEMBER 18, 2000 - ROHN Industries, Inc. (NASDAQ: ROHN),
a leading provider of infrastructure equipment for the telecommunications industry, announced today that it expects to exceed consensus analyst estimates for earnings per share (EPS) for the third quarter ending September 30, 2000, the full year ending December 31, 2000, and the full year ending December 31, 2001. According to the Nasdaq Online Survey, current analyst consensus estimates are $0.09 per share for the third quarter 2000, $0.35 per share for the full year 2000, and $0.45 per share for the full year 2001.

     The Company expects third quarter 2000 EPS to be $0.10 to $0.11. ROHN's third quarter EPS estimate does not include a one-time non-cash non-operational tax benefit of $0.05 per share, which will be recognized this quarter. For the year ending December 31, 2000, ROHN expects EPS to be in the range of $0.35 to $0.38 (exclusive of the one-time non-cash non-operational tax benefit of $0.05 per share). ROHN also expects EPS to be in the range of $0.47 to $0.52 for full year 2001. This improved outlook is driven primarily by four key factors: continued production efficiencies, booked business at record levels, the expansion of the Company's design and construction services and enhanced international operations.

     ROHN's Board of Directors also announced that it has approved a $13 million investment to expand the Company's enclosure division in Casa Grande, Arizona, just south of Phoenix. Earlier this year, ROHN's Board of Directors appropriated $8.5 million toward the construction of this new facility to further increase the enclosure division's current capacity and support the nationwide build-out in the fiber-optic and wireless industries. Michael E. Levine, Chairman of the Board, said, "The Board remains as committed as ever to maximizing shareholder value, and we are extremely pleased with the Company's recent performance. We continue to be enthusiastic about investing in promising opportunities as they emerge at ROHN."

     In addition, ROHN was recently awarded a new contract by PFNet, a leading provider of fiber-optic communications infrastructure to communications carriers, Internet service providers (ISPs) and corporations, to provide and install equipment enclosures for the buildout of a nationwide fiber-optic network. The agreement, which is initially valued at $18 million, calls for several hundred units to be constructed over the next year, representing one of the division's largest contracts to date.

     "We are extremely encouraged by our strong performance," said Brian B. Pemberton, President and Chief Executive Officer, ROHN Industries. "Sales and operating earnings per share growth for the first half of 2000 increased 78% and 175%, respectively, over the same period in 1999, with record sales posted in the second quarter of 2000. We expect third and fourth quarter 2000 sales to be comparable to second quarter 2000, representing an increase of approximately 65% from each period last year. We also expect to achieve $230 and $300 million in sales for the full-year 2000 and 2001 periods, respectively."

     Pemberton continued, "The Company has been very successful at building a robust amount of booked business, and has gained a strong foothold in its global operations. We anticipate international sales will increase from 16% of our total sales in 1999 to 30% by 2003. In addition, ROHN's enclosure, tower and construction operations continue to perform well and our improved efficiencies are enabling us to leverage earnings on sales growth. All of these factors, combined with the significant growth of the market, provide ROHN with enormous opportunities in the months ahead and will enable the Company to maintain its position as a leading player in the wireless and fiber optic telecommunications infrastructure industry."

     ROHN Industries, Inc. is a leading manufacturer and installer of telecommunications infrastructure equipment for the wireless and fiber optic industry including cellular, PCS, fiber optic networks for the Internet, radio and television broadcast markets. The Company's products and services include towers, equipment enclosures/shelters, design and construction, cabinets, poles and antennae mounts. ROHN has manufacturing locations in Peoria, Illinois; Frankfort, Indiana; and Bessemer, Alabama.

     The Company will hold a conference call at 3:00 p.m. Central (4:00
EST) this afternoon to discuss the contents of this release with members of the investment community. If you would like to listen to this call, please dial 800-288-8961 (International 612-332-0530). A replay of this call will be available from 6:30 p.m. (Central) on September 18, 2000 through 11:59 p.m. (Central) on September 19, 2000. To listen to the replay, dial 800-475-6701 (International 320-365-3844) and enter access code 539214.

Safe Harbor under the Private Litigation Reform Act of 1995: This press release includes forward looking statements including earnings and revenue projections for 2000 and beyond, which statements reflect the Company's current judgment on certain matters. These forward looking statements are subject to risks and uncertainties. Actual results might differ materially from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Company's filings with the Securities and Exchange Commission, including Exhibit 99 to the company's Form 10-K.